Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TRXADE HEALTH, INC.,

FOODS MERGER SUB, INC., and

Superlatus Inc.

Dated as of June 30, 2023

Table of Contents

Section 1. Definitions and Interpretative Provisions		2
1.1	Definitions	2
1.2	Other Definitional and Interpretative Provisions	17

Section 2. Description of Transaction		17
2.1	The Merger	17
2.2	Effects of the Merger	18
2.3	Closing; Effective Time	18
2.4	Organizational Documents; Directors and Officers	18
2.5	Conversion of Company Equity Securities	18
2.6	Closing of the Company’s Transfer Books	19
2.7	Surrender of Company Common Shares	20
2.8	Calculation of Company Report.	21
2.9	Further Action	21
2.10	Tax Consequences	21
2.11	Withholding	21

Section 3. Representations and Warranties of the Company		21
3.1	Due Organization; Foreign Person Status; Subsidiaries	21
3.2	Organizational Documents	22
3.3	Authority; Binding Nature of Agreement	22
3.4	Vote Required	22
3.5	Non-Contravention; Consents	22
3.6	Capitalization.	23
3.7	Financial Statements	25
3.8	Absence of Changes	25
3.9	Real Property; Title to Assets	26
3.10	Intellectual Property	27
3.11	Agreements, Contracts and Commitments	30
3.12	Permit; Compliance	32
3.13	Regulatory Compliance	33
3.14	Legal Proceedings; Orders	35
3.15	Tax Matters	35
3.16	Labor and Employment Matters.	37
3.17	Employee Plans.	38
3.18	Environmental Matters	40
3.19	Insurance	40
3.20	No Financial Advisors	40
3.21	Interested Party Transactions	41
3.22	Due Diligence Period.	41
3.23	Financial Projections.	41
3.24	Books and Records.	41
3.25	Full Disclosure.	41
3.26	No Other Representations or Warranties	42

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Section 4. Representations and Warranties of MEDS and Merger Sub		42
4.1	Due Organization; Subsidiaries	42
4.2	Organizational Documents	42
4.3	Authority; Binding Nature of Agreement	43
4.4	Non-Contravention; Consents	43
4.5	Capitalization	44
4.6	SEC Filings; Financial Statements	45
4.7	Absence of Undisclosed Liabilities	46
4.8	Contracts and Commitments	47
4.9	Compliance; Permits; Restrictions	49
4.10	Legal Proceedings; Orders	49
4.11	Tax Matters	49
4.12	Employee and Labor Matters; Benefit Plans	51
4.13	Transactions with Affiliates	53
4.14	No Financial Advisors	53
4.15	Valid Issuance	53
4.16	Shareholder Approval of Independent Director Shares	53
4.17	No Other Representations or Warranties	53

Section 5. Certain Covenants of the Parties		54
5.1	Operation of MEDS’s Business	54
5.2	Operation of the Company’s Business.	55
5.3	Access and Investigation	58
5.4	No Solicitation	58
5.5	Notification of Certain Matters	59

Section 6. Additional Agreements of the Parties		60
6.1	Company Shareholder Written Consent	60
6.2	Efforts; Regulatory Approvals.	61
6.3	MEDS Options	62
6.4	Employee Benefits	62
6.5	Indemnification of Officers and Directors	62
6.6	Tax Matters	64
6.7	Legends	64
6.8	Officers and Directors	64
6.9	Termination of Certain Agreements and Rights	64
6.10	Section 16 Matters	64
6.11	Allocation Certificate	65
6.13	Public Announcements	65
6.13	Obligations of Merger Sub	65

Section 7. Conditions Precedent to Obligations of Each Party		65
7.1	No Restraints.	65
7.2	Stockholder Approval	65
7.3	Regulatory Matters	65

Section 8. Additional Conditions Precedent to Obligations of MEDS and Merger Sub		66
8.1	Accuracy of Representations	66
8.2	Performance of Covenants	66
8.3	Documents	66
8.4	No Company Material Adverse Effect	66
8.5	Company Lock-Up Agreements	66
8.6	Company Shareholder Written Consent	66
8.7	Sapeinta Membership Interest Purchase.	66

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8.8	Prestige Farms Purchase Agreement.	67
8.9	Intentionally Omitted.	67
8.10	Consulting Agreements.	67
8.11	Company Financing.	67

Section 9. Additional Conditions Precedent to Obligations of the Company		67
9.1	Accuracy of Representations	67
9.2	Performance of Covenants	68
9.3	Documents	68
9.4	No MEDS Material Adverse Effect	68
9.5	Payoff Letter[s]	68
9.6	MEDS Board of Directors	68

Section 10. Termination		68
10.1	Termination	68
10.2	Effect of Termination	70
10.3	Expenses	70

Section 11. Miscellaneous Provisions		71
11.1	Non-Survival of Representations and Warranties	71
11.2	Amendment	71
11.3	Waiver	71
11.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	72
11.5	Applicable Law; Jurisdiction	72
11.6	Assignability	72
11.7	Notices	72
11.8	Cooperation	73
11.9	Participation in Negotiation and Drafting.	73
11.10	Severability	73
11.11	Other Remedies; Specific Performance	73
11.12	No Third-Party Beneficiaries	73

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 30, 2023, by and among TRxADE Health, Inc., a Delaware corporation (“MEDS”), Foods Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MEDS (“Merger Sub”), and Superlatus Inc. a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

Recitals

A. MEDS and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement, the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of MEDS.

B. The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).

C. The MEDS Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of MEDS and its stockholders, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions, including the issuance of shares of MEDS Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, if deemed necessary by MEDS, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of MEDS vote to approve this Agreement and thereby approve the Contemplated Transactions and against any competing proposals, including the issuance of shares of MEDS Common Stock to the equity holders of the Company pursuant to the terms of this Agreement and, if deemed necessary by MEDS, an amendment to MEDS’s certificate of incorporation to effect the Nasdaq Reverse Split.

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its equity holders, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the equity holders of the Company vote to adopt this Agreement, the Transaction Documents (including the Asset Purchase Agreement) and thereby approve the Contemplated Transactions.

F. Within ten (10) business days of the execution and delivery of this Agreement and as a condition and inducement to MEDS’s willingness to enter into this Agreement, each of the officers, directors and 5% or greater stockholders (together with their Affiliates) of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as equity holders of the Company) are executing support agreements in favour of MEDS in substantially the form and substance agreeable to MEDS and the Company (the “Company Shareholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their Company Common Shares in favour of the adoption of this Agreement, the Transaction Documents and thereby approve the Contemplated Transactions and against any competing proposals.

G. Within ten (10) business days of the execution and delivery of this Agreement and as a condition and inducement to MEDS’s willingness to enter into this Agreement (to the extent deemed applicable and necessary by MEDS), all of the equity holders of the Company listed on Section A of the Company Disclosure Schedule are executing lock-up agreements (the “Lock-Up Agreement,” and collectively, the “Company Lock-Up Agreements”).

H. Within ten (10) days of the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Suren Ajjarapu and Prashant Patel (the “Principal Stockholders”) are executing an agreement with MEDS in a form to be agreed upon by MEDS and the Company (the “Stock Swap Agreement”), pursuant to which, at the Closing and immediately following the Merger, MEDS shall sell, convey, transfer, assign and deliver to the Principal Stockholders and the Principal Stockholders shall purchase and accept from MEDS, all of the issued and outstanding Equity Interests of the MEDS Subsidiaries in exchange for all of the shares of MEDS Common Stock held by the Principal Stockholders (such transaction, the “Stock Swap”).

I. It is expected that the holders of Company Common Shares sufficient to adopt and approve this Agreement, the Transaction Documents and the Contemplated Transactions as required under applicable Law and the Company’s Organizational Documents will execute and deliver an action by written consent adopting this Agreement, in form and substance acceptable to MEDS, in order to obtain the Required Company Shareholder Vote (each, a “Company Shareholder Written Consent” and collectively, the “Company Shareholder Written Consents”).

Agreement

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

(a) For purposes of the Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with MEDS relating to a potential Acquisition Proposal shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or MEDS, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of MEDS or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

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“Acquisition Transaction” means any transaction or series of related transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the MEDS Legacy Business or the sale, license or other disposition of any or all of the MEDS Legacy Assets by MEDS.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Affordable Care Act” means the Patient Protection and Affordable Care Act.

“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the MEDS Valuation.

“Allocation Certificate” shall have the meaning set forth in Section 6.11.

“Balance Sheet Date” means December 31, 2022.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Subsidiaries.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Subsidiaries.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Companies” means Sapientia, Inc., Prestige Farms, Inc., and direct and indirect subsidiaries and/or affiliates acquired by the Company before Closing.

“Company Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

“Company Board” means the board of directors of the Company.

“Company Board Adverse Recommendation Change” shall have the meaning set forth in Section 6.1(d).

“Company Board Recommendation” shall have the meaning set forth in Section 6.1(c).

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Common Shares” means the “Common Shares” as defined in the Company’s Certificate of Incorporation

“Company Equity Plans” means any equity incentive plan of the Company or its Subsidiaries.

“Company Equity Securities” means any holder of equity in the Company, including but not limited to shares, options, or warrants.

“Company Equity Value” means $225,000,000.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.2, 3.2, 3.3, 3.4 and 3.21.

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, or (e) general economic or political conditions or conditions generally affecting the industry in which the Company and its Subsidiaries operate; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate.

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“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing MEDS Shares by (ii) the Company Allocation Percentage.

“Company Options” means options or other rights to purchase Company Common Shares issued by the Company.

“Company Registered IP” means all Company IP Rights that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Shareholder Support Agreements” shall have the meaning set forth in the recitals.

“Company Shareholder Written Consent” shall have the meaning set forth in the recitals.

“Company Stock Certificate” means a valid certificate representing any Company Common Shares outstanding immediately prior to the Effective Time.

“Company Unaudited Interim Balance Sheet” means the estimated unaudited statement of assets, liabilities and partner’s capital of the Company for the three-month period ended on March 31, 2023.

“Company Valuation” means the value of the Company and the Combined Companies as set forth in the Company Valuation Report.

“Confidentiality Agreement” means the confidentiality agreement between the Company and MEDS.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Stock Swap and the other transactions contemplated by this Agreement, including the Nasdaq Reverse Split (to the extent applicable and deemed necessary by MEDS).

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company Registered IP from misuse.

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“Due Diligence Period” shall have the meaning set forth in Section 3.22.

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employee Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plan, program, policy or arrangement, whether or not reduced to writing, providing for stock options, stock appreciation rights, restricted stock, phantom stock, stock purchases, or any other equity-based compensation, bonuses (including any annual bonuses, retention bonuses, referral bonuses, performance bonuses, etc.) or other incentives, salary continuation pay, severance pay, or any other termination pay, deferred compensation, employment, compensation, commission or other variable compensation, , change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to current or former employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 10.1(b).

“Enforceability Exceptions” means the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

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“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all of the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration (or any successor agency thereto).

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the associated rules, regulations and guidance documents promulgated thereunder, as amended.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing Authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Governmental Funded IP” shall have the meaning set forth in Section 3.10(m).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

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“Healthcare Laws” means any and all Laws promulgated thereunder relating to patient care, human health and safety, or other health regulatory matters applicable to the business of the Company including, as amended from time to time, (i) the FDCA and the PHSA; (ii) any and all Laws pertaining to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, storing, distribution, importation, exportation, use, handling, quality, approval or authorization, packaging, labeling, marketing, pricing, third party reimbursement, promotion or sale of biological products, other cellular and tissue-based products regulated solely under PHSA § 361, or product candidates, including Laws governing license requirements for any of the foregoing activities; (iii) all self-referral or fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Act (18 U.S.C.§ 287); the administrative False Claims Law (42 U.S.C. §§ 1320a-7, 1320a-7a, and 1320a-7b), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)), and all similar self-referral or fraud and abuse laws promulgated by any Governmental Authority, the 21st Century Cures Act (Pub. L. 114-255), or Section 543 of the PHSA; (iv) the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d - d-8), the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17935), and any other state or federal Law the purpose of which is to protect the privacy and security of individually-identifiable patient information or protected health information; (v) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, TRICARE (10 U.S.C. § 1071 et seq.) or other Governmental Authority health care or payment programs; (vi) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and all similar Laws related the reporting of manufacturer payments or transfers of value to health care professionals; (vii) quality, safety certification and accreditation standards and requirements; (viii) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (ix) the Prescription Drug Marketing Act of 1987, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents; and (x) all other requirements of Law applicable to the operations of the Company and its Subsidiaries..

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IND” means an investigational new drug application (as defined at 21 C.F.R. § 312.3 and more fully described in 21 C.F.R. § 312.20 et seq.) or equivalent application, and all amendments thereto, filed with the FDA in the United States or the applicable Governmental Authority in a country or group of countries outside the United States (including any supra-national agency such as in the European Union), including all documents, data, submissions, filings and other information concerning an investigational product (or an investigational use of an approved product) which are necessary for interstate shipment and administration of the product in clinical investigations.

“Independent Director Consideration” means the issuance of 22,222 to Donald Fell, 22,222 to Michael Peterson, and 23,856 shares to Jeffrey Newell in connection with their 2023 annual compensation and as a bonus for their service approved by the Board of MEDS on June 9, 2023.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) an executive officer of MEDS or the Company; and (ii) any employee of MEDS or the Company that reports directly to the MEDS Board or the Company Board or to an executive officer of MEDS or the Company, as applicable.

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“Knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of such Person or any senior-level executive employee or director of such Person who has or would reasonably be expected to have such knowledge after reasonable inquiry of such employee or director’s direct reports. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Leased Real Property” means the real property leased by the Company or Subsidiaries as tenant, together with, to the extent leased by the Company or Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Subsidiaries relating to the foregoing.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Legal Requirement” means United States, foreign, domestic, federal, territorial, state, provincial, local or municipal laws, codes, statutes, common law, ordinances, rules, regulations, decrees, writs, injunctions, judgments, directives, rulings and or orders adopted or promulgated by any Governmental Entity or any treaty or other requirement, policies, and guidelines having the force of law.

“MEDS Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the MEDS Valuation by (ii) the Aggregate Valuation.

“MEDS Associate” means any current employee, independent contractor, officer or director of MEDS or any of its Subsidiaries.

“MEDS Balance Sheet” means the audited balance sheet of MEDS as of December 31, 2022, included in MEDS’s Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC.

“MEDS Board” means the board of directors of MEDS.

“MEDS Capitalization Representations” means the representations and warranties of MEDS and Merger Sub set forth in Sections 4.5(a) and 4.6(d).

“MEDS Common Stock” means the common stock, $0.00001 par value per share, of MEDS.

“MEDS Contract” means any Contract: (a) to which MEDS is a party, (b) by which MEDS or any MEDS IP Rights or any other asset of MEDS is or may become bound or under which MEDS has, or may become subject to, any obligation or (c) under which MEDS has or may acquire any right or interest.

“MEDS Covered Person” means, with respect to MEDS as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

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“MEDS Employee Plan” means any Employee Plan that MEDS or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of MEDS or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“MEDS Equity Value” means $40,000,000.

“MEDS Fundamental Representations” means the representations and warranties of MEDS and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.3, and 4.21.

“MEDS IP Rights” means all Intellectual Property owned, licensed or controlled by MEDS that is necessary for, or used or held for use in, the operation of the business of MEDS as presently conducted.

“MEDS IP Rights Agreement” means any Contract governing, related or pertaining to any MEDS IP Rights.

“MEDS Legacy Business” means the business of MEDS as conducted at any time prior to the date of this Agreement, including but not limited to business related to the assets listed on Section 1.1 of the MEDS Disclosure Schedule.

“MEDS Legacy Transaction” shall have the meaning set forth in Section 5.1(c).

“MEDS Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the MEDS Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of MEDS or any of its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a MEDS Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of MEDS Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of MEDS Common Stock may be taken into account in determining whether a MEDS Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by MEDS that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof or (f) general economic or political conditions or conditions generally affecting the industries in which MEDS or any of its Subsidiaries operates; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting MEDS and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which MEDS or any of its Subsidiaries operates. Notwithstanding the above, a delisting of MEDS Common Stock on Nasdaq shall constitute a MEDS Material Adverse Effect, provided that the Company has not refused or unreasonably delayed or conditioned its consent to reasonable actions by MEDS to maintain the listing of MEDS Common Stock on Nasdaq.

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“MEDS Net Cash” means unrestricted free cash or cash equivalents plus (i) prepaid expenses expected to provide benefit to the combined company (if any), minus (ii) total short & long term liabilities accrued at Closing pursuant to GAAP, minus (iii) fees and expenses incurred with respect to the Contemplated Transactions (including attorneys’ fees and investment banking fees, lease termination costs and other expenses associated with the wind-down of legacy operations).

“MEDS Options” means options or other rights to purchase shares of MEDS Common Stock granted by MEDS, including pursuant to any MEDS Stock Plan, as an “inducement” award.

“MEDS Outstanding Shares” means, subject to Section 2.5(a), the total number of shares of MEDS Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication the issuance of shares of MEDS Common Stock in respect of all MEDS Options, warrants or other rights to receive shares, whether conditional or unconditional, that will be outstanding as of immediately prior to the Effective Time.

“MEDS Registered IP” means all MEDS IP Rights that are owned or exclusively licensed by MEDS that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of MEDS Common Stock effected by MEDS for the purpose of maintaining compliance with Nasdaq listing standards.

“Notice Period” shall have the meaning set forth in Section 6.1(d).

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and MEDS, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of MEDS shall also include actions required to effect and effecting, in one or more transactions, the sale, divestiture, licensing or winding down of the MEDS Legacy Business or the sale, license or other disposition of any or all of the MEDS Legacy Assets, including the Stock Swap and the entry into the Stock Swap Agreement.

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“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub and MEDS.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the MEDS Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) detract from the value of the assets subject thereto or impair the operations of the Company or MEDS, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person.

“PHSA” means the Public Health Service Act (42 U.S.C. §§ 201 et seq.) and the associated rules, regulations and guidance documents promulgated thereunder, as amended.

“Post-Closing MEDS Shares” mean the quotient determined by dividing (i) the MEDS Outstanding Shares by (ii) the MEDS Allocation Percentage.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1(a).

“Privacy Laws” mean, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities, including but not limited to HIPAA; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any applicable rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

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“Privacy Policies” means written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Information.

“Products” means any products, product candidates or services, researched, developed, manufactured, labeled, out-licensed, sold, marketed, promoted, imported or exported, distributed or otherwise made available, as applicable, by or on behalf of the Company or any Subsidiary as of the Effective Date.

“Regulatory Permits” means all Company Permits that are required by applicable Healthcare Laws and that are required and granted by FDA or any comparable Governmental Authority, including INDs, establishment registrations or permits and cellular and tissue-based product listings, manufacturing approvals and authorizations, ethical reviews, and their national or foreign equivalents.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Satisfactory Fairness Opinion” means a fairness opinion that states that the Contemplated Transactions are fair to the holders of MEDS Common Stock from a financial point of view.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record at any time before Closing, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity. Notwithstanding the foregoing, “Subsidiary” when referring to the Company’s Subsidiaries shall expressly include the Combined Companies.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the MEDS Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to MEDS’s stockholders or the Company’s equity holders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

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“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Transaction Documents” means this Agreement, the Stock Swap Agreement, and each other exhibit, certificate, document, instrument or agreement executed in connection with this Agreement and the Contemplated Transactions.

“Transaction Expenses” means, with respect to a Party, the aggregate amount (without duplication) of all costs, fees and expenses incurred by such Party or any of its Subsidiaries (including Merger Sub), or for which such Party or any of its Subsidiaries are liable in connection with the Merger and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of such Party; and (b) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered in connection with the Contemplated Transactions) that become due or payable to any director, officer, employee or consultant in connection with the consummation of the Contemplated Transactions, together with any payroll Taxes associated therewith; provided, that, Transaction Expenses shall not include any Costs associated with the obtainment of directors and officers insurance pursuant to Section 3.19.

“Transfer Taxes” shall have the meaning set forth in Section 6.8(b).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to MEDS in connection with its due diligence investigation of the Company relating to the Contemplated Transactions.

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(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

409A Plan	3.17(j)

Agreement	Preamble

Capitalization Date	4.6(a)

Certificate of Merger	2.3

Certifications	4.7(a)

Closing	2.3

Closing Date	2.3

Company	Preamble

Company Disclosure Schedule	Section 3

Company Financials	3.7(a)

Company Lock-Up Agreements	Recitals

Company Material Contract	3.11(a)

Company Shareholder Support Agreement	Recitals

Company Shareholder Written Consents	Recitals

Company Equity Plans	Preamble

Company Permits	3.12

Costs	6.7(a)

Company Valuation Report	2.8(b)

D&O Indemnified Parties	6.7(a)

Drug/Device Regulatory Agency	Preamble

Effective Time	2.3

Environmental Permits	3.18

Equity Holder Notice	6.2(b)

Exchange Agent	2.7(a)

FDA	Preamble

FDCA	Preamble

Intended Tax Treatment	Recitals

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Term	Section
Insurance Policies	3.19(a)

Lease	3.9(b)

Lease Documents	3.9(b)

MEDS	Preamble

MEDS 2014 Plan	4.6(c)

MEDS 2019 Plan	4.6(c)

MEDS Board Recommendation	6.3(b)

MEDS Disclosure Schedule	Section 4

MEDS Grant Date	4.6(f)

MEDS Material Contract	4.9(a)

MEDS Net Cash Calculation	2.9(a)

MEDS Net Cash Schedule	2.9(a)

MEDS SEC Documents	4.7(a)

MEDS Stock Plans	4.6(c)

Merger	Recitals

Merger Consideration	2.5(a)(ii)

Merger Sub	Preamble

PHSA	Preamble

Plans	3.17(a)

Privacy Policies	Preamble

Proxy Statement	6.1(a)

Required Company Shareholder Vote	3.4

Stock Swap	Recitals

Stock Swap Agreement	Recitals

Surviving Corporation	2.1

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1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or MEDS Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the MEDS Disclosure Schedule shall only qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is two days prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

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2.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of MEDS.

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8, the consummation of the Merger (the “Closing”) shall take place remotely, on the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions, or at such other time, date and place as MEDS and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of MEDS and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4 Organizational Documents; Directors and Officers.

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the certificate of incorporation of MEDS shall be identical to the certificate of incorporation of MEDS immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, MEDS shall file an amendment to its certificate of incorporation to change the name of MEDS to a name to be agreed upon by MEDS and the Company and effect the Nasdaq Reverse Split (to the extent applicable and necessary);

(c) the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d) the directors and officers of MEDS, each to hold office in accordance with the certificate of incorporation and bylaws of MEDS; and

(e) the manager of the Surviving Corporation office, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be MEDS.

2.5 Conversion of Company Equity Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of MEDS, Merger Sub, the Company or any equity holder of the Company or MEDS:

(i) any Company Common Shares held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

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(ii) collectively, the Company’s shareholders shall be entitled to an aggregate of 173,463 shares of MEDS stock, which is comprised of (i) 136,436 shares of MEDS Common Stock, representing 19.99% of the total issued and outstanding MEDS Common Stock at Closing, and (ii) 37,027 shares issued as a new class of MEDS non-voting convertible preferred stock with a conversion ratio of 100 (the “Merger Consideration”).

(b) If any Company Common Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of MEDS Common Stock issued in exchange for such Company Common Shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of MEDS Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, MEDS is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of MEDS Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(d) All MEDS Options outstanding immediately prior to the Effective Time under the Company Equity Plans (if any) shall be treated in accordance with Section 6.3.

(e) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding Company Common Shares or MEDS Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the Company Merger Shares), combination or exchange of shares or other like change, the Company Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Shares and MEDS Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or MEDS to take any action with respect to Company Common Shares or MEDS Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Common Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as equity holders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all Company Common Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Common Shares shall be made on such stock transfer books after the Effective Time.

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2.7 Surrender of Company Common Shares.

(a) On or prior to the Closing Date, MEDS and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, MEDS shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of MEDS Common Stock issuable pursuant to Section 2.5(a) in exchange for Company Common Shares.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Common Shares that were converted into the right to receive a portion of the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as MEDS may specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates, if applicable, to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates, if applicable, in exchange for book-entry shares of MEDS Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be required by the Exchange Agent or MEDS: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing their portion of the Merger Consideration (in a number of whole shares of MEDS Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of MEDS Common Stock representing their portion of the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, MEDS may, in its discretion and as a condition precedent to the delivery of any shares of MEDS Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying MEDS against any claim suffered by MEDS related to the lost, stolen or destroyed Company Stock Certificate or any MEDS Common Stock issued in exchange therefor as MEDS may request.

(c) No dividends or other distributions declared or made with respect to MEDS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of MEDS Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate, if applicable, or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any shares of MEDS Common Stock deposited with the Exchange Agent that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to MEDS upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.7 shall thereafter look only to MEDS for satisfaction of their claims for MEDS Common Stock and any dividends or distributions with respect to shares of MEDS Common Stock.

(e) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of MEDS Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

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2.8 Calculation of Company Report. No later than fourteen (14) days after the date of this Agreement, the Company will deliver to MEDS a report (the “Company Valuation Report”) setting forth, in reasonable detail, the Company Valuation as of immediately prior to the Closing prepared by The Mentor Group and certified by the Company Board. The Company shall make available to MEDS, as requested by MEDS, the work papers and back-up materials used or useful in preparing the Company Valuation Report and, if requested by MEDS, the Company’s accountants and counsel upon notice from MEDS.

2.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement, the Transaction Documents, the Contemplated Transactions or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its best efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10 Tax Consequences. Subject to the expiration of the Due Diligence Period, the Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.11 Withholding. Each of the Exchange Agent, MEDS and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3. Representations and Warranties of the Company.

Subject to Section 3, except as set forth in the written disclosure schedule delivered by the Company to MEDS (the “Company Disclosure Schedule”), the Company represents and warrants to MEDS and Merger Sub as follows:

3.1 Due Organization; Foreign Person Status; Subsidiaries.

(a) The Company and each Subsidiary is a limited liability company or other organization duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

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(b) The Company is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). The Company is not controlled by a “foreign person,” as defined in the DPA. The Company does not permit any foreign person affiliated with the Company, whether affiliated as a limited partner or otherwise, to obtain through the Company any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

3.2 Organizational Documents. The Company has prior to the date of this Agreement made available to MEDS in the Virtual Data Room a complete and correct copy of Organizational Documents and the organizational documents of each Subsidiary, each as amended to date. Such organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its organizational documents.

3.3 Authority; Binding Nature of Agreement. The Company has all necessary power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its equity holders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) equity holders to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the equity holders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by MEDS and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of the holders of all of the Company Common Shares each outstanding on the record date for the Company Shareholder Written Consent and entitled to vote thereon, voting as a single class (the “Required Company Shareholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and the other Transaction Documents and approve the Contemplated Transactions. No interest in the Company is subject to any appraisal or dissenters rights in connection with the Contemplated Transactions.

3.5 Non-Contravention; Consents.

(a) Subject to compliance with the HSR Act and any foreign antitrust Law, obtaining the Required Company Shareholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

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(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b) Except for (i) the Required Company Shareholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any required filings under the HSR Act and any foreign antitrust Law, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL, to the extent applicable to the Company, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Shareholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Shareholder Support Agreements or any of the Contemplated Transactions.

3.6 Capitalization.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in the Company, and there are no Equity Interests issued or outstanding in the Company except as set forth thereon. On the Closing Date, each owner of Company Equity Securities is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. All such Equity Interests are held by the holders thereof free and clear of all liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws and Organizational Documents. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and Organizational Documents.

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(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding Equity Interests of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.6(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Subsidiary except as set forth thereon. All such Equity Interests are validly issued, fully paid and non-assessable have been issued and granted in compliance in all respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and Organizational Documents. Each outstanding Equity Interest of each Subsidiary is owned 100% by the Company or another Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. The Company does not directly or indirectly own, and has never owned, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Common Shares or any other Equity Interests of the Company or any Subsidiary to which the Company or any Subsidiary is not a party, with respect to the voting or transfer of the Company Common Shares or any of the Equity Interests or other securities of the Company. The Company does not own any Equity Interests in any person.

(d) There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Subsidiary.

(e) Section 3.6(e) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding unexercised Company Option: (i) the name of the Company Option holder; (ii) the Company Equity Plan (if any) pursuant to which such Company Option was granted; (iii) the number of Company Common Shares subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the number of Company Common Shares subject to the Company Option that are vested and exercisable; and (vii) the date on which the Company Option expires. The Company has made available to MEDS in the Virtual Data Room accurate and complete copies of each Company Equity Plan (if any) pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all award agreements evidencing such Company Options and specifying the vesting schedule for such Company Options.

(f) Section 3.6(f) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding Equity Interest granted under a Company Equity Plan (if any) (other than the Equity Interests set forth in Section 4.03(e) and 4.03(f) of the Company Disclosure Schedule): (i) the name of the Equity Interest holder; (ii) the Company Equity Plan pursuant to which such Equity Interest was granted; (iii) the number of Company Common Shares subject to such Equity Interest; (iv) the exercise price or hurdle price of such Equity Interest (if applicable); (v) the date on which such Equity Interest was granted; (vi) the number of Company Common Shares subject to the Equity Interest that are vested; (vii) the vesting schedule for such Equity Interest, and (viii) the date on which the Equity Interest expires. The Company has made available to MEDS in the Virtual Data Room accurate and complete copies of each Company Equity Plan pursuant to which the Company has granted Equity Interests that are currently outstanding and the form of all award agreements.

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3.7 Financial Statements.

(a) The Company has made available to MEDS in the Virtual Data Room true and complete copies of (i) the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations, cash flows and changes in equity holders’ equity of the Company and its Subsidiaries for each of the years then ended, and the unaudited balance sheet of the Company and its Subsidiaries as of for the three months ended March 31, 2023 and (ii) the related audited consolidated statements of operations, cash flows and changes in equity holders’ equity of the Company and its Subsidiaries for the three months then ended (collectively, the “Company Financials”), which are attached as Section 3.7(a) of the Company Disclosure Schedule. The Company Financials described in clause (i) above (x) were prepared in accordance with GAAP and (y) fairly present, in all respects, the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby.

(b) Except as and to the extent set forth on the Company Financials as of the Balance Sheet Date, the Company does not have any other liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the Ordinary Course of Business since the Balance Sheet Date (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 3.7(c) of the Company Disclosure Schedule, the Company and the Subsidiaries do not have any (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture or other debt security.

(d) Since January 1, 2020, (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or Representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

3.8 Absence of Changes. Since January 1, 2020, and on and prior to the date of this Agreement, except as set forth on Section 3.8 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their respective businesses in all respects in the Ordinary Course of Business, (b) the Company and the Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective assets (including Company IP Rights) other than revocable non-exclusive licenses (or sublicenses) of Company IP Rights granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect and (d) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.2.

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3.9 Real Property; Title to Assets.

(a) The Company and its Subsidiaries do not own, and have never owned, any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule lists the street address (and, if applicable, the suite numbers(s)) of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of each other party thereto and the date of each Lease in connection therewith, and each amendment thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to MEDS in the Virtual Data Room. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the applicable Company or Subsidiaries specified as the tenant in the applicable Lease Document the right to use or occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Company’s knowledge, by the other party to such Leases, and (iii) there are no disputes with respect to any Lease Documents.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Subsidiary to use any Leased Real Property for the purposes for which it is currently being, or is intended to be, used, except as would not be expected to have a Company Material Adverse Effect. The Leased Real Property, and the improvements thereon, are in compliance in all respects with all applicable Laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions other than those that would not be expected to have a Company Material Adverse Effect. In the past three years, there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company or any Subsidiary currently conducted on the Leased Real Property and neither the Company nor any Subsidiary has experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property, except as would not be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all liens other than Permitted Encumbrances, except as would not be expected to have a Company Material Adverse Effect. The Company Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and the Subsidiaries consistent with past practice and is sufficient in all respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.

(e) The assets owned by the Company and the Subsidiaries (including without limitation the Leased Real Property) are all of the assets used by the Company and the Subsidiaries with respect to the business of the Company and the Subsidiaries as conducted in the ordinary course of business, and such assets comprise all of the assets and rights necessary for the ownership and operation of the assets of the Company and the Subsidiaries and to carry out the business of the Company and the Subsidiaries substantially in the same manner as of the date of this Agreement.

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3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Company Registered IP, and (ii) Company IP Rights that are licensed to the Company or any of the Subsidiaries, specifying as to each such item, as applicable, (w) the record owner of such item, (x) the jurisdictions in which such item has been issued, registered or filed, (y) the issuance, registration or application date, as applicable, for such item, and (z) the issuance, registration or application number, as applicable, for such item.

(b) All fees and filings necessary as of the date of this Agreement to obtain or maintain any application or registration, issuance or grant of any Company Registered IP and, to the Company’s knowledge, Company IP Rights, have been timely submitted to the relevant intellectual property office or Governmental Authority and Internet domain name registrars or social media platforms, as applicable. No item of the Company Registered IP or, to the Company’s knowledge, Company IP Rights has been unintentionally abandoned or cancelled. Except as set forth in Section 3.10(b) of the Company Disclosure Schedules, as of the date of this Agreement, the Company Registered IP and, to the Company’s knowledge, Company IP Rights are not the subject of any pending Legal Proceedings, including litigation, interference, re-examination, inter parties review, reissue, opposition, nullity or cancellation proceedings , or any other similar challenges worldwide, and, to the Company’s knowledge, no such Legal Proceedings are threatened by any Governmental Authority or any other Person.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedules, the Company and/or the Subsidiaries exclusively own all right, title and interest in and to all Company Registered IP and owned Company IP Rights, free and clear of all liens (other than Permitted Encumbrances) and hold all right, title and interest in and to all of the Company’s or the applicable Subsidiary’s rights under all licensed Company IP Rights free and clear of any lien (other than Permitted Encumbrances). For all patents included in the Company Registered IP, each inventor listed on the patent has assigned his or her rights to the Company or the relevant Subsidiary.

(d) The Company Registered IP and the Company IP Rights constitute all of the Intellectual Property rights that are used in, held for use, or necessary to enable the Company and its Subsidiaries to conduct the Company’s and Subsidiaries’ business as currently conducted or as contemplated to be conducted as of the date hereof. All Company Registered IP is subsisting, and, to the knowledge of the Company, valid, and enforceable.

(e) Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, all Persons who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Registered IP or owned Company IP Rights have assigned to the Company or the relevant Subsidiary, as applicable, all of their rights, title, and interest in and to such Company Registered IP or owned Company IP Rights.

(f) The Company and the Subsidiaries have taken all steps to timely obtain, maintain, protect, and enforce the Company Registered IP and owned Company IP Rights, and to safeguard and maintain the secrecy of any trade secrets, confidential know-how and other confidential information owned by or licensed to the Company and the Subsidiaries, including, but not limited to, placing any employee, worker, independent contractor, officer or other representative of the Company having access to any of the foregoing under sufficient written confidentiality terms. Without limiting the foregoing, the Company and the Subsidiaries have not disclosed any trade secrets, confidential know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or was otherwise made subject to an appropriate duty of confidence. Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, there has been no violation or unauthorized access to or disclosure of any trade secrets, confidential know-how or confidential information of or in the possession of the Company or any of the Subsidiaries, or of any written obligations with respect to such, except as would not be expected to have a Company Material Adverse Effect.

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(g) None of the Company Registered IP, owned Company IP Rights or, to the Company’s knowledge, licensed Company IP Rights is subject to any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company and the Subsidiaries or affects the validity, use or enforceability of any such Company Registered IP or Company IP Rights. The consummation of the Contemplated Transactions will not alter, encumber, impair or extinguish any Company Registered IP or owned Company IP Rights or the Company’s or any applicable Subsidiary’s rights under any Company IP Rights.

(h) The operation of the business of the Company and the Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate any Intellectual Property rights of any other Person.

(i) In the past three (3) years, there has been no Legal Proceeding pending against the Company or any of the Subsidiaries nor has the Company or any of the Subsidiaries received any written communications (i) alleging that the Company or any of the Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Registered IP or owned Company IP Rights, or (iii) inviting the Company or any of the Subsidiaries to take a license under any patent or any other Intellectual Property, or consider the applicability of any patents or any other Intellectual Property to any products or services of the Company or any of the Subsidiaries or to the conduct of the Company’s business, except as set forth in Section 3.10(i) of the Company Disclosure Schedule.

(j) No Person is infringing, misappropriating or otherwise violating any Company Registered IP or Company IP Rights. Except as set forth in Section 3.10(j) of the Company Disclosure Schedule, for the past three (3) years, neither the Company nor any of the Subsidiaries has threatened or made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Registered IP or Company IP Rights.

(k) The Company and Subsidiaries have a valid and enforceable license to use all licensed Company IP Rights applicable to each such entity. Company and each applicable Subsidiary has performed all obligations imposed on it in the agreements and contracts concerning licensed Company IP Rights, has made all payments required to date under such agreements and contracts, and is not, nor, to the knowledge of the Company and Subsidiaries, is any other party thereto, in breach or default thereunder, nor, to the knowledge of the Company and Subsidiaries, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The consummation of any of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, nor require any third-party consent, permission or authorization regarding, any contract or agreement providing for the license or other use of Company Registered IP or Company IP Rights. Following the Closing, the Company and Subsidiaries shall be permitted to exercise all of Company or the applicable Subsidiaries’ rights under such agreements and contracts to the same extent that the Company and Subsidiaries would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or Subsidiaries would otherwise be required to pay in the absence of such transactions.

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(l) The Company and the Subsidiaries own, or have obtained, possess and are in compliance with valid licenses to use, all of the Software present on the computers and other software-enabled electronic devices that they own or lease or that are otherwise under the control of the Company and the Subsidiaries and used by them in connection with the Company’s and the Subsidiaries’ business, except as is not and would not be expected to have a Company Material Adverse Effect.

(m) Section 3.10(m) of the Company Disclosure Schedule contains a true and complete list of any and all Company Registered IP and Company IP Rights that were created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any agreement with any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). Except as is not and would not be expected to have a Company Material Adverse Effect, the Company and the Subsidiaries, and to the Company’s knowledge, the applicable licensors of licensed Company IP Rights, have taken any and all actions necessary to obtain, secure, maintain, enforce and protect the Company’s or any applicable Subsidiary’s right, title and interest in, to and under all Government Funded IP, and the Company and the Subsidiaries, and to the Company’s knowledge the applicable licensors of Company IP Rights, have complied with any and all any Intellectual Property rights disclosure and/or licensing obligations under any applicable contract referenced in clause (i) above.

(n) The Company and the Subsidiaries maintain disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures. To the Company’s knowledge, since January 1, 2019, there has not been any failure with respect to any of the Business Systems that has not been remedied or replaced in all respects. The Company and each of the Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company IP Rights as currently conducted or as contemplated to be conducted as of the date hereof.

(o) The Company and each of the Subsidiaries currently and since January 1, 2019, comply with and have complied with (i) all Privacy Laws applicable to the Company or a Subsidiary, (ii) any applicable publicly posted privacy policies of the Company and/or the Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Subsidiary, (iii) PCI DSS, and (iv) all contractual commitments that the Company or any Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security; (collectively, the “Data Security Requirements”). The Company and the Subsidiaries have each implemented physical, technical, organizational and administrative data security safeguards designed to protect the security and integrity of the Business Systems constituting Company Registered IP and any Business Data, including where applicable, implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company Registered IP. Since January 1, 2019, neither the Company nor any of the Subsidiaries has (a) experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company Registered IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any Business Data or (b) received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Privacy Laws, and, to the Company’s knowledge, there is no basis for the same.

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(p) Except as would not be expected to have a Company Material Adverse Effect, the Company and/or one of the Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company Registered IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Subsidiaries receive and use such Business Data prior to the Closing Date.

(q) Except as would not create a Company Material Adverse Effect, all past and current employees and independent contractors of the Company and the Subsidiaries that provide services for the Company and are or were directly involved in the development of Company Registered IP have executed commercially reasonable confidentiality agreements with Company or the Subsidiaries (as applicable) to maintain in confidence all confidential information acquired or contributed by them in the course of their employment or engagement.

(r) To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Company Registered IP or owned Company IP Rights currently under development which are not of the type that are capable of being remediated in the ordinary course of business without delaying the Company’s or the Subsidiaries’ commercialization timeline as currently planned.

3.11 Agreements, Contracts and Commitments.

(a) Section 3.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Subsidiary is a party or by which any of their respective assets is bound (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Subsidiaries of more than $250,000, in the aggregate, over the past 12 months;

(ii) each contract and agreement with suppliers to the Company or any Subsidiary, including those relating to the design, research, development, testing, manufacture, labeling, marketing, promotion, sale or distribution of products of the Company or any Subsidiary, for expenditures paid or payable by the Company or any Subsidiary requiring payment obligation of an amount equal to or greater than $250,000 over any 12-month period;

(iii) each contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to (A) any agreement involving provision of services or products with respect to any pre-clinical development activities of the Company or (B) any alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property rights that will not be owned, in whole or in part, by the Company;

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(iv) all management contracts (excluding contracts for employment) and contracts with other workers and consultants;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party pursuant to which the Company has paid an amount equal to or greater than $250,000 over any 12-month period;

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party, other than any permits;

(ix) any contract relating to the acquisition or disposition of any business or asset (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its affiliates has or will have obligations with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all Leases, and all leases or master leases of personal property, likely to result in annual payments of $250,000 or more in a 12-month period;

(xii) all contracts involving use of, or grant of any rights to or in, any Company-Licensed IP by or to the Company or any Subsidiaries;

(xiii) contracts which involve the license or grant of rights to Company Registered IP by the Company or any Subsidiary Company other than (A) contracts with customers on the Company’s standard form of customer agreement, copies of which have been made available in the Virtual Data Room, (B) limited licenses to confidential information under non-disclosure and confidentiality agreements entered into in the ordinary course of business, (C) agreements with employees, independent contractors or consultants on the Company’s standard form of invention assignment and proprietary information agreement or consultant agreement (copies of which have been made available to MEDS), and (D) other non-exclusive non-material licenses to Company Registered IP granted in the ordinary course of business;

(xiv) all contracts for the development of Company Registered IP for the benefit of the Company, other than employment or consulting agreements entered into on the form of such agreement made available in the Virtual Data Room, without modification;

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(xv) all contracts under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Subsidiary;

(xvi) all contracts that provide for the settlement of any Legal Proceeding that contains any ongoing obligation on the Company or the Subsidiaries;

(xvii) all contracts between the Company and any holders of more than 2% of the Company Common Shares (assuming the full conversion or exercise of all Company Common Shares held by such person) that relate to such holder’s ownership of Company Common Shares;

(xviii) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xix) all agreements for the development of Company Registered IP for the benefit of the Company or any Subsidiary.

(b) (i) each Company Material Contract is a legal, valid and binding obligation of the Company or the Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Subsidiary is in breach or violation of, or default under, any Company Material Contract nor has any Company Material Contract been canceled by the other party; (i) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Company Material Contract; and (ii) the Company and the Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Company Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. No party to a Company Material Contract has given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Company Material Contract. The Company has furnished or made available to MEDS in the Virtual Data Room true and complete copies of all Company Material Contracts, including any amendments thereto that are material in nature to the extent Company has a copy of such Company Material Contracts.

3.12 Permit; Compliance. Except as set forth in Section 3.12 of the Company Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing. Except as set forth in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not be expected to have a Company Material Adverse Effect.

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3.13 Regulatory Compliance.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Company’s and Subsidiaries’ Products along with a description of each Product, its current stage of development or commercialization and domestic and foreign regulatory statuses, as applicable

(b) Section 3.13(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all Regulatory Permits held by the Company and Subsidiaries, which are the only Regulatory Permits that are necessary for the Company and Subsidiaries to conduct their business. The Company and Subsidiaries are in compliance in all respects with all Regulatory Permits. No Governmental Authority has indicated in writing that it is considering limiting, suspending or revoking any Regulatory Permit.

(c) As of the date of this Agreement, there is (and since January 1, 2018, there has been) no Proceeding against the Company or Subsidiaries related to compliance with Healthcare Laws and no such Proceedings have been threatened in writing. The Company and Subsidiaries have not received (i) any written notice from FDA or any other Governmental Authority regarding any regulatory action against the Company or Subsidiaries or any Product, including any notice of violation or adverse findings, any regulatory, untitled or warning letters, FDA Form 483 notices of inspectional observations, “dear doctor” letters, safety communications or enforcement notices, or (ii) any other written correspondence or notice setting forth allegedly objectionable observations or alleged violations of applicable Healthcare Laws.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, and to the Knowledge of the Company, all Products are (and since January 1, 2018, have been), whether by the Company or a third party, researched, developed, tested, investigated, produced, manufactured, transferred, prepared, packaged, labeled, imported, exported, promoted, commercialized, marketed, sold, registered, stored and distributed in compliance in all respects with all applicable Healthcare Laws, including those requirements relating to the FDA’s good laboratory practices, good clinical practices, good tissue practices, good manufacturing practices, investigational use, protection of human study subjects, pre-market approval and applications to market a new product, establishment registration and product listing, safety and adverse reaction reporting, labeling and deviation reporting and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(e) All preclinical studies and clinical trials conducted by or on behalf of the Company or Subsidiaries or involving any Products are being, and have been since January 1, 2018, conducted in all respects in accordance with all applicable clinical trial protocols, informed consents and Healthcare Laws, including the FDA’s standards for good laboratory practices and good clinical practices and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States. No preclinical study or clinical trial conducted by or on behalf of the Company or Subsidiaries has been terminated or suspended prior to completion, and none of the FDA or any other applicable Governmental Authority, clinical investigator that has participated or is participating in or institutional review board or independent ethics committee that has or has had jurisdiction over, a preclinical study or clinical trial conducted by or on behalf of the Company or any Subsidiary has commenced, or, to the Company’s Knowledge, threatened to commence, any action to place a clinical hold order on, or otherwise terminate or suspend or refuse to commence, any proposed or ongoing study or trial conducted or proposed to be conducted by or on behalf of the Company or any Subsidiary. Further, no clinical investigator, researcher or clinical staff participating in any clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company or any Subsidiary has been disqualified from participating in trials involving any Product, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

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(f) All manufacturing operations conducted by for the benefit of, the Company or its Subsidiaries in connection with any Product, since January 1, 2018, have been and are being conducted in compliance in all respects with applicable Healthcare Laws, including the FDA’s standards for good manufacturing practices and good tissue practices and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(g) No Products have been seized, withdrawn, recalled, detained or subject to a suspension, other than in the ordinary course of business, of research, development, testing, clinical investigation, manufacturing or distribution. As of the date of this Agreement, no Legal Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Product are pending or, to the Company’s Knowledge, have been threatened in writing against the Company or any Subsidiary.

(h) The Company and each of its employees, agents, contractors, officers, and directors are, and has at all times been, in compliance with all applicable Healthcare Laws. No Person has filed or has threatened to file against the Company any claim under any federal or state whistleblower statute regarding the Company’s non-compliance with applicable Healthcare Laws. Neither the Company nor any of its directors, managers, officers, employees, agents, individual independent contractors, or third parties involved in the research or development of Products, including licensors, clinical trial investigators, coordinators, or monitors (i) have been excluded from participation, suspended, or debarred from any state or federal healthcare program (including Medicare or Medicaid) and/or any other healthcare program or reimbursement agreement or (ii) have received notice, written or oral, from the FDA, any other Governmental Authority and/or any Person with respect to debarment, disqualification, restriction, or violation of any Healthcare Law or (iii) entered into any agreement or settlement with any Governmental Authority for any alleged non-compliance with, or violation of, any Healthcare Law. Neither the Company nor its Subsidiaries, any of their officers, directors, employees, agents, or third parties or contractors involved in the research or development of Products have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar Law. No officer, director, contractor, employee, or agent of the Company or Subsidiaries has (i) made any untrue statement of fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) failed to disclose a fact required to be disclosed to the FDA or any other Governmental Authority; (iii) received written notice of or been subject to any enforcement action involving the FDA or other Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no target letter that would result in a Material Adverse Effect and none of the foregoing are pending or threatened; or (iv) committed an act, made a statement, failed to make a statement or caused another Person to commit an act, to make a statement, or fail to make a statement that would be expected to provide the basis for the FDA or any other Governmental Authority to refuse to grant a Regulatory Permit for any Product.

(i) Except as set forth on Section 3.13(i) of the Company Disclosure Schedule, since January 1, 2019, all reports (including complaints, adverse events or reactions, deviations, and any other annual or incident-specific reports required by FDA or any Governmental Authority), documents, Regulatory Permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company involving Products have been so filed, maintained or furnished, except as is not and would not be expected to be, individually or in the aggregate, material to the Company or Subsidiaries, taken as a whole. All such reports (including complaints, adverse events or reactions, deviation, and any other annual or incident-specific reports required by FDA or any Governmental Authority), documents, Regulatory Permits and notices were complete and accurate in all respects on the date filed (or were corrected or supplemented by a subsequent filing).

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(j) There have been no Legal Proceedings, and no such Legal Proceedings are pending or threatened in writing against the Company or any Subsidiary related to product liability for the Products.

(k) Except as set forth on Section 3.13(k) of the Company Disclosure Schedule, the Company and Subsidiaries and their Representatives, and any other Persons acting for or on behalf of any of the foregoing, are and have been at all times in compliance in all respects with all applicable Healthcare Laws.

3.14 Legal Proceedings; Orders. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any such order, writ, judgement, injunction, decree, determination or award that would not be expected to be to the Company and the Subsidiaries, taken as a whole.

3.15 Tax Matters. Except as set forth in Section 3.15 of the Company Disclosure Schedules:

(a) All U.S. federal income and all other Tax Returns required to be filed by or with respect to the Company have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all respects.

(b) All U.S. federal income and all other Taxes owed by the Company or for which the Company may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to the Company.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company.

(e) The Company has not received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company does not file Tax Returns stating that the Company is or may be subject to Tax in such jurisdiction.

(f) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) There are no liens or encumbrances for Taxes upon any of the assets of the Company except for Permitted Encumbrances.

(h) The Company is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

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(i) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(j) The Company has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(k) The Company does not have any request for a ruling in respect of Taxes pending with any Taxing Authority.

(l) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) The Company has made available to MEDS true, correct and complete copies of all income Tax Returns filed by the Company for the two most recent taxable years.

(n) For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as either a partnership or a disregarded entity. The Company has made a valid election under Section 754 of the Code.

(o) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing.

(p) The Company has not (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) failed to properly comply with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act and related guidance thereunder, (iii) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, and (iv) sought, or intends to seek, a covered loan under Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(q) The Company has not applied for nor received any Employee Retention Tax Credits under Section 2301 of the CARES Act or Code Section 3134.

(r) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

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3.16 Labor and Employment Matters.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position and location of employment; (iii) hire date; (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and (for U.S. employees) status as exempt or non-exempt under the Fair Labor Standards Act; (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible; and (vi) for those employees outside of the United States, the period of required notice, if any, prior to termination of their employment if such notice period is longer than the statutory minimum under applicable local Laws.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, as of the date of this Agreement, no employee of the Company or any Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. As of the date of this Agreement and during the two-year period immediately prior to such date, there are no and were no strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Subsidiaries or any other individuals who have provided services with respect to the Company or any Subsidiaries. As of the date of this Agreement and during the two-year period immediately prior to such date, there have been no union certification or representation petitions or demands with respect to the Company or any Subsidiaries or any of their employees and, to the Company’s knowledge, no union or labor organizing campaign or similar effort is pending or threatened with respect to the Company, any Subsidiaries, or any of their employees.

(c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary by any of their respective current or former employees, workers or independent contractors, except for any such Actions that would not be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, the Company and the Subsidiaries are and have been since January 1, 2019, in compliance in all respects with all applicable Laws relating to labor and employment, including all such laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings, information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees, workers and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not be expected to have a Company Material Adverse Effect. Each employee of the Company and each Subsidiary and any worker and other individual who has provided services with respect to the Company or any Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all respects.

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(e) To the knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

3.17 Employee Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule includes a true and correct list of, as of the date of this Agreement, all Plans (as defined below), including all forms of offer letter and agreement pursuant to which all individuals who are employed or engaged as employees, workers, or independent contractors by the Company or any Subsidiary and no such individual is employed or engaged on terms that differ to a extent from such forms of offer letter or agreement. Section 3.17(a) of the Company Disclosure Schedule sets forth a true and correct list of any employment or similar agreement with any senior executive of the Company. For purposes of this Agreement, “Plans” shall mean all Employee Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director, worker, consultant and/or other service provider, or under which the Company or any Subsidiary or ERISA Affiliate has or could be expected to incur any Liability (contingent or otherwise).

(b) With respect to each Plan, the Company has made available to MEDS, as applicable (i) a true and complete copy of the current plan document and all amendments thereto (or summary of the Plan if unwritten) and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of modifications, (iii) a copy of the three most recently filed IRS Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof) or other most recent annual or other reports filed with any Governmental Authority and all schedules thereto, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v)copies of non-discrimination and other compliance testing for each of the past three years, (vi) copies of annual safe-harbor, automatic enrollment, and any other required notices for the current and prior two years, (vii) copies of any filings under the IRS’ Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Compliance Program within the prior three years and (viii) any non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Subsidiary has any commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a Multiple Employer Plan, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

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(d) Except as set forth on Section 3.17(d) of the Company Disclosure Schedule , neither the Company nor any Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, redundancy, termination or similar benefits to any person as a result of the execution of this Agreement, or the consummation of the Contemplated Transactions (either alone or combination with any other event), nor will any such events accelerate the time of payment, funding or vesting, or increase the amount, of any benefit or other compensation due to any individual. Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or combination with any other event), will (i) result in imposition of the tax imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered, or (ii) result in a Tax gross-up or similar payment to any individual for any Tax or interest that may be due under any Section of the Code.

(e) None of the Plans provide, nor does the Company or any Subsidiary have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law (and at the sole cost of such former employee, officer, director or consultant).

(f) Each Plan is and has been within the past six (6) years in compliance, in all respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Patient Protection and Affordable Care Act of 2010 and the Code. The Company and the Subsidiaries have performed, in all respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would adversely affect the qualified status of any such Plans or the exempt status of any such trust.

(h) There has not been, nor is there expected to be, any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any “reportable event” (within the meaning of Section 4043 of ERISA) with respect to any Plan that could be expected to result in liability to the Company or any of the Subsidiaries. To the knowledge of the Company, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Subsidiaries to the extent required by, and in accordance with, GAAP, except as would not result in liability to the Company or any Subsidiary.

(j) Each Plan that could be a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A or 4999 of the Code.

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3.18 Environmental Matters. (a) Neither the Company nor any of the Subsidiaries has violated since January 1, 2019, nor are they in violation of, applicable Environmental Law or Environmental Permits; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with, or have had a release of, any Hazardous Materials at or affecting such properties which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Materials; (d) each of the Company and each Subsidiary has all permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits in all respects; (f) neither the Company nor any Subsidiary is the subject of any pending or threatened action alleging any violation or, or liability under, Environmental Laws, except in each case as would not have a Company Material Adverse Effect; (g) neither the Company nor any of the Subsidiaries has entered into any consent decree, settlement agreement, or order pursuant to any Environmental Law, nor is a party to any judgment, decree or judicial or administrative order pursuant to any applicable Environmental Law; and (h) to the knowledge of the Company, no site or property to or at which the Company or any of the Subsidiaries directly or indirectly (through a sub-contractor) transported or disposed, or arranged for the transportation or disposal, of a Hazardous Materials is currently undergoing investigation, remediation or other response action under applicable Environmental Law. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or constructive control relating to any properties currently or formerly owned, leased or operated by the Company or any Subsidiary.

3.19 Insurance.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

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3.21 Interested Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the Company’s business (all of which are set forth in the Company Disclosure Schedule), no director, officer or other affiliate of the Company or any Subsidiary has or has had, directly or indirectly (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (c) a beneficial interest in any Company Material Contract; or (d) any contractual or other arrangement with the Company or any Subsidiary, other than customary indemnity arrangements. The Company and the Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) modified any term of any such extension or maintenance of credit.

3.22 Due Diligence Period. The Company hereby acknowledges and agrees that MEDS shall have until the date that is sixty (60) days after the execution and delivery of this Agreement, unless terminated sooner by the Parties, to perform such investigations, examinations, and diligence as MEDS deems necessary or desirable to determine whether the Agreement is acceptable to MEDS (the “Due Diligence Period”). The Company agrees to provide that it will provide to MEDS all documentation or agreements in form and substance reasonably acceptable to MEDS and its counsel. If, for any reason or for no reason in MEDS’s sole and absolute discretion, that MEDS does not wish to consummate the Agreement, then MEDS shall have the right to terminate this Agreement by giving written notice to the Company on or before the conclusion of the Due Diligence Period. If MEDS terminates the Merger in accordance with Section 3.22, all rights and obligations of the parties under this Agreement shall expire (except to the extent that any such rights and obligations survive the termination of this Agreement pursuant to the terms of this Agreement), and this Agreement shall become null and void. If MEDS does not terminate this Agreement in accordance with this Section 3.22 on or before the termination of the Due Diligence Period. Buyer shall have no further right to terminate this Agreement pursuant to this Section 3.22.

3.23 Financial Projections. The Company hereby acknowledges and agrees that the financial projections related to the Company and the Combined Companies are true, accurate, and correct as of the date of this Agreement.

3.24 Books and Records. The books and record books of the Company, all of which have been made available to MEDS on or before the Due Diligence Period, are complete and correct and have been maintained in accordance with sound business practices. The Company agrees to provide any additional information reasonably requested by MEDS or its counsel related to this Section 3.24.The Company represents that the books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the post-closing Company.

3.25 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules or any certificate or other document furnished or to be furnished to MEDS pursuant to this Agreement contains any untrue statement of a fact, or omits to state a fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The Company agrees that it has an ongoing duty to supplement the Company Disclosure Schedules. Notwithstanding the foregoing, the Company’s duty to update the Company Disclosure Schedules shall not affect or limit MEDS’s termination rights set forth in Section 3.22 nor shall this Section 3.25 be construed to waive or excuse the Company’s obligations under Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.18, 3.19, 3.20, 3.23, and 3.24.

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3.26 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither MEDS nor any other person on behalf of MEDS makes any express or implied representation or warranty with respect to MEDS or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of MEDS set forth in Section 4 (in each case as qualified and limited by the MEDS Disclosure Schedule)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of MEDS and Merger Sub.

Except (i) as set forth in the written disclosure schedule delivered by MEDS to the Company before the termination of the Due Diligence Period (the “MEDS Disclosure Schedule”), (ii) as disclosed in the MEDS SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, MEDS and Merger Sub represent and warrant to the Company as follows, or provided to the Company during the Due Diligence Period:

4.1 Due Organization; Subsidiaries.

(a) Each of MEDS and its Subsidiaries (including Merger Sub) is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate or limited liability company power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) Each of MEDS and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a MEDS Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the MEDS Disclosure Schedule, MEDS has no Subsidiaries other than Merger Sub and MEDS does not own any capital stock of, or any equity ownership or profit-sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. MEDS is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. MEDS has not agreed and is not obligated to make, nor is MEDS bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. MEDS has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Within ten (10) days of the execution and delivery of this Agreement, MEDS will deliver to the Company accurate and complete copies of MEDS’s Organizational Documents. MEDS is not in breach or violation of its Organizational Documents in any material respect.

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4.3 Authority; Binding Nature of Agreement. Each of MEDS and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The MEDS Board (at meetings duly called and held) has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of MEDS and its stockholders, (b) approved and declared advisable this Agreement, the other Transaction Documents and the Contemplated Transactions, including the issuance of shares of MEDS Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of MEDS vote to approve the Contemplated Transactions, including the Stock Swap. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by MEDS and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of MEDS and Merger Sub, enforceable against each of MEDS and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Non-Contravention; Consents.

(a) Subject to compliance with the HSR Act and any foreign antitrust Law, and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by MEDS or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of MEDS or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which MEDS or its Subsidiaries or any of the assets owned or used by MEDS or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by MEDS or its Subsidiaries or that otherwise relates to the business of MEDS, or any of the assets owned, leased or used by MEDS;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any MEDS Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any MEDS Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such MEDS Material Contract, (C) accelerate the maturity or performance of any MEDS Material Contract or (D) cancel, terminate or modify any term of any MEDS Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

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(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by MEDS or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.4 of the MEDS Disclosure Schedule under any MEDS Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL (iii) any required filings under the HSR Act and any foreign antitrust Law and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither MEDS nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The MEDS Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.5 Capitalization.

(a) The authorized capital stock of MEDS consists of (i) 682,500 shares of MEDS Common Stock. Within ten (10) days of the execution and delivery of this Agreement, MEDS shall deliver the number of shares have been issued and are outstanding as of June 29, 2023 (the “Capitalization Date”) to the Company and (ii) no shares of preferred stock, par value $0.00001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. MEDS does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of MEDS Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances (other than Permitted Encumbrances). None of the outstanding shares of MEDS Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of MEDS Common Stock is subject to any right of first refusal in favor of MEDS. Except as contemplated hereby and by the other Transaction Documents, there is no MEDS Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of MEDS Common Stock. MEDS is not under any obligation, nor is MEDS bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of MEDS Common Stock or other securities. Section 4.5(b) of the MEDS Disclosure Schedule accurately and completely describes all repurchase rights held by MEDS with respect to shares of MEDS Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

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(c) Except for the MEDS 2014 Equity Incentive Plan, as amended (the “MEDS 2014 Plan”) and the MEDS 2019 Equity Incentive Plan (the “MEDS 2019 Plan” and, together with the MEDS 2014 Plan, the “MEDS Stock Plans”), and except as set forth on Section 4.5(c) of the MEDS Disclosure Schedule, MEDS does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 4.5(c) of the MEDS Disclosure Schedule sets forth the following information with respect to each MEDS Option outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of MEDS Common Stock subject to such MEDS Option at the time of grant, (iii) the number of shares of MEDS Common Stock subject to such MEDS Option as of the date of this Agreement, (iv) the exercise price of such MEDS Option, (v) the date on which such MEDS Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such MEDS Option expires, (viii) whether such MEDS Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option, (ix) in the case of a MEDS Option, the plan pursuant to which such MEDS Option was granted and (x) the number of shares remain available for future issuance pursuant to the MEDS Stock Plans. MEDS has made available to the Company accurate and complete copies of equity incentive plans pursuant to MEDS has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the MEDS Stock Plans and any amendments thereto.

(d) Except for the outstanding MEDS Options as set forth on Section 4.5(d) of the MEDS Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of MEDS, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of MEDS, or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which MEDS is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities . There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to MEDS.

(e) All outstanding shares of MEDS Common Stock, MEDS Options, and other securities of MEDS have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to MEDS Options granted pursuant to the MEDS Stock Plans, (i) each grant of a MEDS Option was duly authorized no later than the date on which the grant of such MEDS Option was by its terms to be effective (the “MEDS Grant Date”) by all necessary corporate action, including, as applicable, approval by the MEDS Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each MEDS Option grant was made in accordance with the terms of the MEDS Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each MEDS Option was not less than the fair market value of a share of MEDS Common Stock on the applicable MEDS Grant Date.

4.6 SEC Filings; Financial Statements.

(a) Except as set forth on Section 4.7(a) of the MEDS Disclosure Schedule, since January 1, 2022, MEDS has filed or furnished, as applicable, on a timely basis all material forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the “MEDS SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the MEDS SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the MEDS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the MEDS SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) The financial statements (including any related notes) contained or incorporated by reference in the MEDS SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of MEDS as of the respective dates thereof and the results of operations and cash flows of MEDS for the periods covered thereby. Other than as expressly disclosed in the MEDS SEC Documents filed prior to the date hereof, there has been no material change in MEDS’s accounting methods or principles that would be required to be disclosed in MEDS’s financial statements in accordance with GAAP. The books of account and other financial records of MEDS and each of its Subsidiaries are true and complete in all material respects.

(c) Except as set forth on Section 4.7(c) of the MEDS Disclosure Schedule, MEDS maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that MEDS maintains records that in reasonable detail accurately and fairly reflect MEDS’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the MEDS Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of MEDS’s assets that could have a material effect on MEDS’s financial statements. MEDS has evaluated the effectiveness of MEDS’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable MEDS SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. MEDS has disclosed to MEDS’s auditors and the Audit Committee of the MEDS Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect MEDS’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MEDS’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the MEDS SEC Documents filed prior to the date hereof, MEDS’s internal control over financial reporting is effective and MEDS has not identified any material weaknesses in the design or operation of MEDS’s internal control over financial reporting.

4.7 Absence of Undisclosed Liabilities. Neither MEDS nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the MEDS Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by MEDS or its Subsidiaries since the date of the MEDS Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of MEDS or any of its Subsidiaries under MEDS Contracts, (d) Liabilities incurred in connection with the MEDS Legacy Business or the Contemplated Transactions and (e) Liabilities described in Section 4.8 of the MEDS Disclosure Schedule.

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4.8 Contracts and Commitments.

(a) Section 4.8 of the MEDS Disclosure Schedule identifies each MEDS Contract that is in effect as of the date of this Agreement other than the Securities Purchase Agreement (each, an “MEDS Material Contract” and collectively, the “MEDS Material Contracts”):

(i) each MEDS Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other Employee Plans or arrangements;

(ii) each MEDS Contract requiring payments by MEDS after the date of this Agreement in excess of $75,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by MEDS on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit MEDS’s, or such successor’s ability to terminate employees at will;

(iii) each MEDS Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each MEDS Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each MEDS Contract containing (A) any covenant limiting the freedom of MEDS or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of the MEDS’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each MEDS Contract (A) pursuant to which any Person granted MEDS an exclusive license under any Intellectual Property, or (B) pursuant to which MEDS granted any Person an exclusive license under any MEDS IP Rights;

(vii) each MEDS Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(viii) each MEDS Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

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(ix) each MEDS Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of MEDS or any loans or debt obligations with officers or directors of MEDS;

(x) each MEDS Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which MEDS or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which MEDS or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by MEDS or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of MEDS or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of MEDS or any of its Subsidiaries, in each case, except for MEDS Contracts entered into in the Ordinary Course of Business;

(xi) each MEDS Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to MEDS in connection with the Contemplated Transactions;

(xii) each MEDS Contract to which MEDS or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, MEDS or such Subsidiary in excess of $100,000;

(xiii) any MEDS Real Estate Lease;

(xiv) any other MEDS Contract that is not terminable at will (with no penalty or payment) by MEDS or any of its Subsidiaries, and (A) which involves payment or receipt by MEDS or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of MEDS and its Subsidiaries taken as a whole; or

(b) Before the termination of the Due Diligence Period, MEDS will deliver or make available to the Company accurate and complete copies of all MEDS Material Contracts, including all amendments thereto. There are no MEDS Material Contracts that are not in written form. MEDS has not nor, to MEDS’s Knowledge as of the date of this Agreement, has any other party to a MEDS Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any MEDS Material Contract in such manner as would permit any other party to cancel or terminate any such MEDS Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a MEDS Material Adverse Effect. As to MEDS and its Subsidiaries, as of the date of this Agreement, each MEDS Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any MEDS Material Contract to change, any material amount paid or payable to MEDS under any MEDS Material Contract or any other material term or provision of any MEDS Material Contract.

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4.9 Compliance; Permits; Restrictions.

(a) MEDS and each of its Subsidiaries is, and since January 1, 2022, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of MEDS, threatened against MEDS or any of its Subsidiaries. There is no agreement or Order binding upon MEDS or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of MEDS or any of its Subsidiaries, any acquisition of material property by MEDS or any of its Subsidiaries or the conduct of business by MEDS or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on MEDS’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of MEDS and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of MEDS and Merger Sub as currently conducted (collectively, the “MEDS Permits”). Each of MEDS and its Subsidiaries is in material compliance with the terms of the MEDS Permits. No Legal Proceeding is pending or, to the Knowledge of MEDS, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any MEDS Permit.

4.10 Legal Proceedings; Orders.

(a) Except as set forth in the MEDS Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of MEDS, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves MEDS or any of its Subsidiaries or any MEDS Associate (in his or her capacity as such) or any of the material assets owned or used by MEDS or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which MEDS or any of its Subsidiaries, or any of the material assets owned or used by MEDS or any of its Subsidiaries is subject. To the Knowledge of MEDS, no officer or other Key Employee of MEDS or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of MEDS or any of its Subsidiaries or to any material assets owned or used by MEDS or any of its Subsidiaries.

4.11 Tax Matters.

(a) Each of MEDS and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns required to be filed under applicable Law. All such Tax Returns were true, correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where MEDS or any of its Subsidiaries does not file Tax Returns that MEDS or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by MEDS and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of MEDS and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the MEDS Unaudited Interim Balance Sheet do not materially exceed the accruals for current Taxes set forth on the MEDS Unaudited Interim Balance Sheet. Since the date of the MEDS Unaudited Interim Balance Sheet, neither MEDS nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

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(c) Each of MEDS and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of MEDS or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to MEDS or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, examinations assessments or other actions for or relating to any liability in respect of Taxes of MEDS or any of its Subsidiaries. Neither MEDS nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither MEDS nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither MEDS nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is MEDS). Neither MEDS nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than MEDS or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(h) Neither MEDS nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither MEDS nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither MEDS nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the MEDS Balance Sheet or received in the Ordinary Course of Business since the date of the MEDS Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Neither MEDS nor any of its Subsidiaries is aware of any facts or circumstances or has knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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4.12 Employee and Labor Matters; Benefit Plans.

(b) Section 4.13(a) of the MEDS Disclosure Schedule sets forth, for each current MEDS Associate who is an employee of MEDS or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act, annual salary and wage rate, most recent annual bonus received and current annual bonus opportunity. Section 4.17(a) of the MEDS Disclosure Schedule separately sets forth, for each current MEDS Associate who is an individual independent contractor engaged by MEDS or any of its Subsidiaries, such contractor’s name, duties and rate of compensation. No Key Employee has indicated to MEDS or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

(c) The employment of MEDS’s employees is terminable by MEDS at will. MEDS has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of MEDS Associates to the extent currently effective and material.

(d) MEDS is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of MEDS, purporting to represent or seeking to represent any employees of MEDS.

(e) Section 4.12(e) of the MEDS Disclosure Schedule lists all MEDS Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of MEDS or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).

(f) Each MEDS Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of MEDS, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such MEDS Employee Plan or the exempt status of any related trust.

(g) Each MEDS Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of MEDS, threatened with respect to any MEDS Employee Plan. All payments and/or contributions required to have been made with respect to all MEDS Employee Plans either have been made or have been accrued in accordance with the terms of the applicable MEDS Employee Plan and applicable Law.

(h) Neither MEDS nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to, or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither MEDS nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

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(i) No MEDS Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) pursuant to COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. MEDS does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(j) No MEDS Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(k) Each MEDS Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(l) MEDS is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of MEDS: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of MEDS, threatened or reasonably anticipated against MEDS relating to any employee, independent contractor, director, employment agreement or MEDS Employee Plan (other than routine claims for benefits). To the Knowledge of MEDS, there are no pending or threatened or reasonably anticipated claims or actions against MEDS, any MEDS trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. MEDS is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(m) MEDS has no material liability with respect to any misclassification within the past four (4) years of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. MEDS has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law (nor has MEDS been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

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(n) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting MEDS. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o) MEDS is not, nor has MEDS been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of MEDS, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any MEDS Associate, including charges of unfair labor practices or discrimination complaints.

(p) There is no contract, agreement, plan or arrangement to which MEDS or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(q) Neither MEDS nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of MEDS or any of its Subsidiaries.

4.13 Transactions with Affiliates. Except as set forth in the MEDS SEC Documents filed prior to the date of this Agreement, since the date of MEDS’s last proxy statement filed in 2022 with the SEC, no event has occurred that would be required to be reported by MEDS pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.13 of the MEDS Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of MEDS as of the date of this Agreement.

4.14 No Financial Advisors. Except as set forth on Section 4.14 of the MEDS Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of MEDS.

4.15 Valid Issuance. The MEDS Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.16 Shareholder Approval of Independent Director Shares. No later than five months following the Closing Date, MEDS shall obtain approval from the shareholders of MEDS of the Independent Director Consideration.

4.17 No Other Representations or Warranties MEDS hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to MEDS, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of MEDS, Merger Sub nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

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Section 5. Certain Covenants of the Parties.

5.1 Operation of MEDS’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Section 5.1(a) of the MEDS Disclosure Schedule, (iii) as required by applicable Law, (iv) any action taken or not taken by MEDS or any of its Subsidiaries (including Merger Sub) in good faith to respond to changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (v) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), MEDS shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute MEDS Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement or the other Transaction Documents, (ii) as set forth in Section 5.1(b) of the MEDS Disclosure Schedule, (iii) as required by applicable Law, (iv) any action taken or not taken by MEDS or any of its Subsidiaries (including Merger Sub) in good faith to respond to changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, MEDS shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of MEDS Common Stock from terminated employees, directors or consultants of MEDS);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of (A) any capital stock or other security (except for MEDS Common Stock) issued upon the valid exercise or settlement of outstanding MEDS Options or MEDS Warrants, as applicable, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except in connection with or furtherance of the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

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(vi) other than in the Ordinary Course of Business (A) adopt, establish or enter into any MEDS Employee Plan, (B) cause or permit any MEDS Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any MEDS Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes; enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into, amend or terminate any MEDS Material Contract; or

(xi) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of MEDS prior to the Effective Time. Prior to the Effective Time, MEDS shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c) Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.1) MEDS may engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (e.g., a royalty transaction) or winding down of the MEDS Legacy Business or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any MEDS Legacy Assets (each, an “MEDS Legacy Transaction”).

5.2 Operation of the Company’s Business.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any other Transaction Document, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedule, and (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless MEDS shall otherwise consent in writing:

(i) the Company shall and shall cause the Subsidiaries to, use its best efforts conduct its and their respective businesses in the ordinary course of business and in a manner consistent with past practice in all material respects; and

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(ii) the Company shall, and shall cause each Subsidiary to, use its best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Subsidiaries taken as a whole.

(b) By way of amplification and not limitation, except as (i) expressly required by any other provision of this Agreement or any other Transaction Documents, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, and (iii) as required by applicable Law:

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent Organizational Documents;

(ii) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including, without limitation, any phantom interest), of the Company or any Subsidiary; or (B) sell any assets of the Company or any Subsidiary that would be expected to have a Company Material Adverse Effect; provided, however, that the actions described in subsection (A) shall be permissible to the extent made in the ordinary course of business consistent with past practice and in compliance with the Plans;

(iii) form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests (other than tax distributions in accordance with the Company’s Organizational Documents, if any);

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than (1) intercompany indebtedness among the Company and its Subsidiaries or (2) indebtedness that is incurred in the ordinary course of business consistent with past practice (and, with respect to borrowed money indebtedness, is reasonably necessary to meet any current obligations of the Company and its Subsidiaries); or (C) merge, consolidate, combine or amalgamate with any person;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former executive officer, (B) enter into any new or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former executive officer whose base salary is in excess of $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former executive officer whose base salary is in excess of $250,000, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers; (E) hire any new executive officers whose base salary is in excess of $250,000; provided, however, that the actions described in subsection (A) shall be permissible to the extent made in the ordinary course of business consistent with past practice (and not to exceed 10% with respect to any such executive officer);

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(viii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Contemplated Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures, other than as required by GAAP;

(x) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make (inconsistent with past practice), change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Subsidiary being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes), or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xi) enter into, amend or terminate any Company Material Contract;

(xii) fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, except where the failure to maintain such Leased Real Property would reasonably be expected to have a Company Material Adverse Effect;

(xiii) fail to maintain the existence of, or use reasonable efforts to protect, Company Registered IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xiv) permit any item of Company Registered IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company Registered IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xv) waive, release, assign, settle or compromise any Legal Proceeding, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xvi) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Contemplated Transactions from qualifying for the Intended Tax Treatment; or

(xvii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give MEDS, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

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5.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, MEDS, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either MEDS or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Notwithstanding the foregoing, satisfying such covenants shall in no event be a condition to Closing nor shall the failure to satisfy such covenants prior to the Closing Date be a breach of this Agreement or constitute a Company Material Adverse Effect.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4 No Solicitation.

(a) Each of MEDS and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.1 and Section 6.3)or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s equity holders (i.e., the Required Company Shareholder Vote, in the case of the Company), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if (A) neither such Party nor any Representative of such Party shall have breached this Section 5.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

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(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and MEDS, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party; (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the MEDS Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company or MEDS in this Agreement or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

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Section 6. Additional Agreements of the Parties.

6.1 Company Shareholder Written Consent.

(a) The Company shall obtain the approval by written consent from Company Shareholders sufficient for the Required Company Shareholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such equity holder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such equity holder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its equity in connection with the Merger and thereby waives any rights to receive payment of the fair value of its equity under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its equity holders to approve this Agreement and the Contemplated Transactions.

(b) Reasonably promptly following receipt of the Required Company Shareholder Vote, the Company shall prepare and mail a notice (the “Equity Holder Notice”) to every equity holder of the Company that did not execute the Company Shareholder Written Consent.

(c) The Equity Holder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the equity holders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the equity holders of the Company to whom it is sent with notice of the actions taken in the Company Shareholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the organizational documents of the Company and (iii) include a description of the appraisal rights of the Company’s equity holders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the equity holders of the Company in accordance with this Section 6.2(c) shall be subject to MEDS’s advance review and reasonable approval.

(d) The Company agrees that, subject to Section 6.1(d) (i) the Company Board shall recommend that the Company’s equity holders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s equity holders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to MEDS, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to MEDS or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

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(e) Notwithstanding anything to the contrary contained in Section 6.1(c) and subject to compliance with Section 5.4 and Section 6.1, if at any time prior to approval and adoption of this Agreement by the Required Company Shareholder Vote, the Company receives a bona fide written Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to MEDS (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with MEDS in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if after MEDS shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) MEDS receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, MEDS shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company shall, and shall cause its Representatives to, negotiate with MEDS in good faith (to the extent MEDS desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s equity holders would receive as a result of such potential Superior Offer), the Company shall be required to provide MEDS with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 6.1(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(f) The Company’s obligation to solicit the consent of its equity holders to sign the Company Shareholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.

6.2 Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) The Company shall use commercially reasonable efforts to contemplate the transactions in connection with the Combined Companies. The Company shall make or cause to be made all filings and other submissions (if any) and give all notices (if any) required to be made in connection with the transactions to acquire the Combined Companies (ii) shall use best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the transactions to acquire the Combined Companies, (iii) shall use best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use its best efforts to satisfy the conditions precedent related to the Combined Companies to the consummation of this Agreement.

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(c) Notwithstanding the generality of the foregoing, each Party shall use best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly and no later than five (5) Business Days after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and MEDS shall respond, as promptly as is practicable to respond, in compliance with (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation, and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

(d) Until the Closing or earlier termination of this Agreement, MEDS and the Company will each: (i) give the other Party prompt notice of the commencement of any investigation, action or Legal Proceeding by or before any Governmental Authority with respect to this Agreement or any of the other transactions contemplated by this Agreement, (ii) keep the other Party informed as to the status of any such investigation, action or Legal Proceeding, and (iii) promptly inform the other Party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding this Agreement or any of the other transactions contemplated by this Agreement, in each case to the extent permitted under applicable Legal Requirements.

6.3 MEDS Options. Prior to the Closing, the MEDS Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting and exercisability of each unexpired, unexercised and unvested MEDS Option shall be accelerated in full effective as of immediately prior to the Effective Time.

6.4 Employee Benefits. MEDS shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.12(e) of the MEDS Disclosure Schedule, subject to the provisions of such agreements.

6.5 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of MEDS and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of MEDS or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of MEDS or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of MEDS and the Surviving Corporation, jointly and severally, upon receipt by MEDS or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to MEDS, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain GS2Law PLLC, Nelson Mullins Riley & Scarborough LLP or such other counsel selected by the D&O Indemnified Parties.

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(b) The provisions of the certificate of incorporation and bylaws of MEDS with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of MEDS that are presently set forth in the certificate of incorporation and bylaws of MEDS shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of MEDS, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and MEDS shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of MEDS.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) MEDS shall fulfill and honor in all respects the obligations of MEDS to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under MEDS’s Organizational Documents and pursuant to any indemnification agreements between MEDS and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, MEDS shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to MEDS, and obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties of MEDS when compared to the insurance maintained by MEDS as of the date hereof, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement).

(e) From and after the Effective Time, MEDS shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such persons in this Section 6.7.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of MEDS and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

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(g) In the event MEDS or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of MEDS or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7. MEDS shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

6.6 Tax Matters.

(a) Each of MEDS and the Company shall use reasonable best efforts (and shall cause its Affiliates) to (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) not take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be divided equally between MEDS and the Company. Unless otherwise required by applicable law, MEDS shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

6.7 Legends. MEDS shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of MEDS Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of MEDS for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for MEDS Common Stock.

6.8 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed on Section 6.10 of the MEDS Disclosure Schedule are elected or appointed, as applicable, to the positions of officers or directors of MEDS and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time.

6.9 Termination of Certain Agreements and Rights. Except as set forth on Section 6.11 of the MEDS Disclosure Schedule, each of MEDS and the Company shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either MEDS or the Company and any holders of MEDS Common Stock or Company Common Shares, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of MEDS or the Surviving Corporation.

6.10 Section 16 Matters. Prior to the Effective Time, MEDS shall take all such steps as may be required to cause any acquisitions of MEDS Common Stock and any options to purchase MEDS Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MEDS after the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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6.11 Allocation Certificate. The Company will prepare and deliver to MEDS prior to the Closing a certificate signed by the Company Board in a form reasonably acceptable to MEDS setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Common Shares, (b) such holder’s name and address, (c) the number or percentage and type of Company Common Shares held as of the Closing Date for each such holder and (d) the number of shares of MEDS Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Common Shares held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.12 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), the Company shall not make any public announcements in respect of this Agreement, the Merger, or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of MEDS and its counsel.

6.13 Obligations of Merger Sub. MEDS will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7. Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.2 Stockholder Approval. The Company shall have obtained the Required Company Shareholder Vote.

7.3 Regulatory Matters. All required filings under the HSR Act shall have been completed and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

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Section 8. Additional Conditions Precedent to Obligations of MEDS and Merger Sub.

The obligations of MEDS and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by MEDS, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3 Documents. MEDS shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.6 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.11 is true and accurate in all respects as of the Closing Date;

(b) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance acceptable to MEDS;

(c) the Stock Swap Agreement;

(d) the Company Valuation Report; Satisfactory Fairness Opinion; and

(f) the Allocation Certificate.

8.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

8.5 Company Lock-Up Agreements. The Company Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

8.6 Company Shareholder Written Consent. The Company Shareholder Written Consent executed by the equity holders of the Company shall be in full force and effect.

8.7 Sapientia Membership Interest Purchase. Unless waived by MEDS, the Company shall have closed its membership interest purchase agreement with Sapientia Technology, LLC, a Delaware limited liability company, including obtaining all customary consents of governing bodies and equity holders and any applicable third parties, either before or simultaneously with the Closing. The Company shall provide access to all legal and financial information as requested as requested by MEDS related to this transaction and will not sign any definitive agreements in connection therewith without the prior approval and input of MEDS and its counsel.

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8.8 Prestige Farms Purchase Agreement. Unless waived by MEDS, the Company shall have closed its purchase agreement with Prestige Farms, Inc. including obtaining all customary consents of governing bodies and equity holders and any applicable third parties, either before or simultaneously with the Closing. The Company shall provide access to all legal and financial information as requested as requested by MEDS related to this transaction and will not sign any definitive agreements in connection therewith without the prior approval and input of MEDS and its counsel.

8.9 Intentionally Omitted.

8.10 Fairness Opinion. Within ten (10) business days of the execution and delivery of this Agreement, MEDS shall have received a fairness opinion from The Mentor Group in a form acceptable to MEDS in its sole and absolute discretion. The Company shall provide access to all legal and financial information as requested as requested by MEDS and its counsel.

8.11 Consulting Agreements. The Principal Stockholders each shall have entered into a twelve (12) month consulting agreement, in form and substance acceptable to MEDS and the Company, with the post-closing Company to be effective immediately following Closing.

Section 9. Additional Conditions Precedent to Obligations of the Company.

The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. Each of the MEDS Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The MEDS Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of MEDS and Merger Sub contained in this Agreement (other than the MEDS Fundamental Representations and the MEDS Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a MEDS Material Adverse Effect (without giving effect to any references therein to any MEDS Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the MEDS Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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9.2 Performance of Covenants. MEDS and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of MEDS confirming that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of MEDS who are not to continue as officers or directors of MEDS; and

(c) the Stock Swap Agreement.

9.4 No MEDS Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any MEDS Material Adverse Effect.

9.5 Payoff Letter[s]. If applicable, the Company shall have received a true and correct copies of each payoff letter addressed to the Company and MEDS from MEDS debtholders in connection with the repayment by MEDS of any unpaid indebtedness for borrowed money of MEDS and related fees to MEDS debtholders and termination of the relevant debt instruments.

9.6 MEDS Board of Directors. The Company shall have been granted the right to appoint or elect, as applicable, no less than 3 board seats on the MEDS Board after Closing.

Section 10. Termination.

10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s equity holders, unless otherwise specified below):

(a) by mutual written consent of MEDS and the Company;

(b) by either MEDS or the Company if the Merger shall not have been consummated by August 30, 2023 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or MEDS if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either MEDS or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions;

(d) by MEDS if (i) the Company shall not have delivered to MEDS the Company Valuation Certificate in compliance with Section 2.8 that reflects a Company Valuation of at least $225,000,000.00 or (ii) the MEDS Board has not received Satisfactory Fairness Opinion that the Contemplated Transactions are fair to the holders of MEDS Common Stock from a financial point of view by the date that is fourteen (14) days after the date of this Agreement;

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(e) by MEDS, in its sole and absolute discretion, in accordance with Section 3.22;

(f) by MEDS if the matters set forth on Section 6.1 of the MEDS Disclosure Schedule have not been resolved by the date that is 60 days after the date of this Agreement;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by MEDS or Merger Sub or if any representation or warranty of MEDS or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided further, that if such inaccuracy in MEDS’s or Merger Sub’s representations and warranties or breach by MEDS or Merger Sub is curable by MEDS or Merger Sub, then this Agreement shall not be terminable pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to MEDS of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 10.1(g) and (ii) MEDS or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to MEDS of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 10.1(g) (it being understood that this Agreement shall not be terminable pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by MEDS or Merger Sub is cured prior to such termination becoming effective);

(h) by MEDS, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that MEDS is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not be terminable pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from MEDS to the Company of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 10.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from MEDS to the Company of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 10.1(h) (it being understood that this Agreement shall not be terminable pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(i) by MEDS and following compliance with all of the requirements set forth in the proviso to this Section 10.1(i), upon the MEDS Board authorizing MEDS to enter into a Permitted Alternative Agreement; provided, however, that MEDS shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from MEDS of MEDS’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) MEDS shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (iii) the MEDS Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would be inconsistent with its fiduciary obligations under applicable Law.

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The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 3.22 and Section 10.1(a)) shall give a written notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3 Expenses.

(a) Except as set forth in this Section 10.3 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated by the Company pursuant to Section 10.1(h), MEDS shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $200,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to MEDS true and correct copies of reasonable documentation supporting such expenses.

(c) If this Agreement is terminated by MEDS pursuant to Section 10.1(f), the Company shall reimburse MEDS for all out-of-pocket fees and expenses incurred by MEDS in connection with this Agreement and the Contemplated Transactions, up to a maximum of $200,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which MEDS submits to the Company true and correct copies of reasonable documentation supporting such expenses.

(d) If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

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(e) The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either MEDS or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 11. Miscellaneous Provisions.

11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, MEDS and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and MEDS at any time; provided, however, that after any such approval of this Agreement by a Party’s equity holders, no amendment shall be made which by Law requires further approval of such equity holders without the further approval of such equity holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and MEDS.

11.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other Transaction Documents and schedules, exhibits, certificates, instruments and agreements referred to in this Agreement or any other Transaction Document constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, neither this Agreement nor any of the Company’s rights or obligations hereunder may be assigned or delegated without the prior written consent of MEDS, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by the Company without MEDS’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to MEDS or Merger Sub:

TRxADE Health, Inc.

2420 Brunello Trace

Lutz, Florida 33558

Attention: Suren Ajjarapu

Email: suren@trxade.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Suite 900

Washington, DC 20001

Attn: Andy Tucker

E-mail: andy.tucker@nelsonmullins.com

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if to the Company:

Superlatus, Inc.

445 Park Avenue

New York, NY 10022

Attention: Timothy Alford

Email: tasuperlatusfoods.com

with a copy to (which shall not constitute notice):

GS2Law, PLLC

20803 Biscayne Blvd

4th Floor

Aventura, FL 33180

Attention: Yosef Shwedel, Esq.

Email: ys@gs2law.com

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Participation in Negotiation and Drafting. Each Party acknowledges and agrees that they have participated in the negotiation and drafting of, and carefully considered and read each of the terms of this Agreement and understands all of its covenants. Accordingly, neither party shall be entitled to any drafting or interpretation presumption in their favor with respect to this Agreement or any of the other Transaction Documents. Each Party executed this Agreement as their free act and deed. Any presumption of law which provides that an agreement be construed against the drafter is waived by the Parties.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

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In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

TRxADE Health, Inc.

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Chief Executive Officer

Foods Merger Sub, Inc.

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Chief Executive Officer

Superlatus, Inc.

By:	/s/ Timothy Alford
Name:	Timothy Alford
Title:	Chief Commercialization Officer

[Signature Page to Agreement and Plan of Merger]